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                                                                     EXHIBIT 5.1

                                   August 9, 2002



Presstek, Inc.
55 Executive Drive
Hudson, New Hampshire 03051

     Re: Registration Statement on Form S-8 Relating to 2002 Employee Stock Purchase Plan of Presstek, Inc. (the "Plan")
          ------------------------------------------------------------

Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed by Presstek, Inc. (the "COMPANY") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 950,000 shares of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the "SHARES").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Company's Amended and Restated Certificate of Incorporation, as amended, the Company's By-laws, the minute books of the Company, and original or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,

                                   /s/ TESTA, HURWITZ & THIBEAULT, LLP